Exhibit 99.1

Blue Star Foods Reports Growth of 28% to $10.7 Million Revenue for the Nine Months Ended September 30, 2022

Highlighted by Initial $1.0 Million Revenue from Soft-Shell Crab RAS

Miami, FL – November 15, 2022 (GLOBE NEWSWIRE) – Blue Star Foods Corp., (“Blue Star,” the “Company,” “we,” “our” or “us”) (NASDAQ: BSFC), an integrated Environmental, Social, and Governance (“ESG”) sustainable seafood company with a focus on Recirculatory Aquaculture Systems (“RAS”), announced financial and operational results for the three and nine months ended September 30, 2022.

Key Financial Highlights for the Three Months Ended September 30, 2022

■	Revenue of $2.4 million
■	Soft-shell crab RAS revenue increased to $0.5 million
■	Net loss of $3.7 million (included $1.6 million of non-cash or one-time non-recurring expenses)
■	Adjusted EBITDA loss increased to $1.3 million
■	Inventory of $6.1 million ($2.1 million at December 31, 2021)
■	Total assets of $16.8 million ($16.0 million at December 31, 2021)

Key Financial Highlights for the Nine Months Ended September 30, 2022

■	Revenue increased 28% to $10.7 million
■	Soft-shell crab RAS revenue increased to $1.0 million
■	Net loss of $6.2 million (included $3.0 million of non-cash or one-time non-recurring expenses)
■	Adjusted EBITDA loss of $2.6 million

Business Highlights for the Three Months Ended September 30, 2022

■	Extended multi-year supply relationship with Avendra LLC
■	Extended multi-year supply relationship with Sysco

Management Commentary

John Keeler, Chairman and CEO of Blue Star, commented, “Our top-line revenue has continued as expected and we believe we remain on track to nearly double revenue for all of 2022, with our $10.7 million revenue year-to-date and $6.1 million of inventory that we hope to convert to revenue over the next four months, as compared to the $10 million revenue we generated in all of 2021. Our soft-shell crab RAS operations commenced in March 2022 and we are pleased with the early results and $1.0 million revenue contribution over the past two quarters. Our third quarter loss typically occurs due to front loading discounting for contract retention, that we believe will benefit future quarter earnings and profits. Additionally, we spent approximately $0.5 million in engineering designs related to our new planned RAS facility in South Carolina.”

We strongly believe our planned RAS expansion will be a major differentiator for us and contributor to accelerate revenue growth and profitability. Our incremental investment in our sustainable indoor fish farming technology and processes continues to ramp as we position for our new operations in South Carolina, to replace our existing facility in South Carolina. When fully built, will anticipate being able to harvest over 220,000 dozen soft-shell Atlantic Blue Crab a year.”

Mr. Keeler concluded, “As we look toward the end 2022 and into 2023, we believe we remain on track to restore our legacy business to pre-pandemic levels of approximately $20 million of annual revenue and advance the construction phase of our transformational soft-shell crab RAS facility, with a target of our first commercial harvest in the fourth quarter of 2023.. We look forward to providing updates on our progress.”

Current Project Timeline for Soft-Shell Crab RAS Facility;

●	Currently in detail engineering phase to conclude 4th Quarter 2022
●	Construction expected to start 1st Quarter 2023
●	Start RAS installation by 2nd Quarter 2023
●	Commissioning by the end 3rd Quarter 2023
●	Commence operations early 4th Quarter 2023
●	1st commercial harvest by the end 4th quarter 2023

Financial Results for the Three Months Ended September 30, 2022

■	Revenue for the three months ended September 30, 2022, decreased by $1.3 million, or 35%, to $2.4 million compared to $3.7 million for the three months ended September 30, 2021. The decrease in revenue was primarily attributable to lower sales prices due to discounting for customer contract retention.

■	Gross loss for the three months ended September 30, 2022 was $1.5 million compared to gross profit of $0.7 million in the three months ended September 30, 2021. This increase in losses is attributable to front loading discounting for contract retention and an inventory adjustment of $0.5 million.

■	Operating loss for the three months ended September 30, 2022, increased by $2.9 million, to $3.4 million, compared to $0.5 million for the three months ended September 30, 2021. The increase in operating loss was attributable to lower gross profits, increased RAS engineering and pre-construction project costs for the planned RAS soft shell crab facility, salmon hatchery expansion and impairment loss from an inventory adjustment. Operating loss for the three months ended September 30, 2022 included non-cash or one-time non-recurring operating expenses of $1.6 million, comprised of non-cash items of $0.4 million in depreciation and amortization, $0.7 million impairment of goodwill and $0.5 million in inventory adjustment.

■	Net loss for the three months ended September 30, 2022, increased by $3.5 million, to $3.7 million, compared to $0.2 million for the three months ended September 30, 2021. The increase in net loss is primarily attributable to front loading discounting for contract retention and increased RAS engineering costs for both the salmon and soft shell crab RAS expansions.

■	Adjusted EBITDA loss for the three months ended September 30, 2022 was $1.8 million compared to $0.3 million for the three months ended September 30, 2021.

Financial Results for the Nine Months Ended September 30, 2022

●	Revenue for the nine months ended September 30, 2022 increased by $2.4 million, or 28%, to $10.7 million compared to $8.3 million for the nine months ended September 30, 2021 as a result of sales of our salmon aquafarms and soft-shell crab operations.

●	Gross loss for the nine months ended September 30, 2022 was $0.7 million compared to gross profit of $1.5 million for the nine months ended September 30, 2021. The corresponding gross margin was a negative 6.7% for the nine months ended September 30, 2022 compared to a positive 18.5% for the nine months ended September 30, 2021.

●	Operating loss for the nine months ended September 30, 2022, increased by $4.0 million, to $5.3 million, compared to $1.3 million for the nine months ended September 30, 2021. Operating loss for the nine months ended September 30, 2022 included non-cash or one-time non-recurring operating expenses of $3.0 million, comprised of non-cash items of $1.1 million in depreciation and amortization, $0.7 million impairment of goodwill, $0.5 million in inventory adjustment and $0.7 million in stock-based compensation.

●	Net loss for the nine months ended September 30, 2022, increased by $5.2 million to $6.2 million, compared to $1.1 million for the nine months ended September 30, 2021

●	Adjusted EBITDA loss for the nine months ended September 30, 2022, increased by $1.9 million, to $2.3 million, compared to $0.4 million for the nine months ended September 30, 2021.

About Blue Star Foods Corp. (NASDAQ: BSFC)

Blue Star Foods Corp. is an integrated ESG seafood company that processes, packages and sells high-value seafood products. The Company believes it utilizes best-in-class technology, in both resource sustainability management and traceability, and ecological packaging. The Company also owns and operates the oldest continuously operating Recirculating Aquaculture System (RAS) full grow-out salmon farm in North America. The Company is based in Miami, Florida, and its corporate website is: https://bluestarfoods.com

Forward-Looking Statements:

The foregoing material may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts, including without limitation statements regarding the Company’s product development and business prospects, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. Forward-looking statements are not guarantees of future actions or performance. These forward-looking statements are based on information currently available to the Company and its current plans or expectations and are subject to a number of risks and uncertainties that could significantly affect current plans. Risks concerning the Company’s business are described in detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and other periodic and current reports filed with the Securities and Exchange Commission. The Company is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contacts:

Investors@bluestarfoods.com